Exhibit 99.1
DigitalOcean Announces Fourth Quarter and Fiscal Year 2025 Financial Results
•Company raises 2026 and 2027 revenue outlook after strong Q4 2025 on back of top customer growth and growing AI traction
•Q4 2025 revenue of $242 million, up 18% year-over-year; Reached $1B annualized monthly revenue in Dec 2025; Raised 2026 guidance to 21% growth
•2025 net income was $259 million, up 207% year-over-year, at 29% margin and Adjusted EBITDA was $375 million, up 14% year-over-year, at 42% margin
•Delivered record $51 million incremental organic ARR; Million+ dollar customers driving $133 million ARR, up 123% year-over-year
BROOMFIELD, Colo., February 24, 2026 – DigitalOcean Holdings, Inc. (NYSE: DOCN), the agentic inference cloud, today announced results for its fourth quarter and fiscal year ended December 31, 2025.
“AI is reshaping entire industries, and we are built for this shift. DigitalOcean’s Agentic Inference Cloud is gaining further traction with large Cloud and AI Native customers that are driving the shift, which is evident in our strong Q4 performance and our increased outlook for 2026 and 2027,” said Paddy Srinivasan, CEO of DigitalOcean. “There is a lot of momentum across the business. We delivered 18% top-line growth in Q4 and reached $1 billion in annualized monthly run-rate revenue in December. We added a record $51 million in organic incremental ARR. Our million+ dollar customer ARR was $133 million, growing 123% year-over-year. We reached $120 million in AI customer ARR, growing 150% year-over-year. We continued to distinguish ourselves from the growing number of bare metal GPU providers, as more than 70% of our AI customer ARR comes from inference services and core cloud products, rather than from bare metal. With this growing momentum, we are raising our growth outlook again after raising it just last quarter. We now expect to deliver 21% growth in 2026, to exit 2026 at 25%+ growth and to reach 30% growth in 2027 - and we expect to do so profitably, as we are on track to being a weighted Rule of 50 company in 2027.”
Fourth Quarter 2025 Financial Highlights:
•Revenue was $242 million, an increase of 18% year-over-year.
•Annual Run-Rate Revenue (“ARR”) ended the quarter at $970 million, an increase of 18% year-over-year.
•Gross profit was $142 million, an increase of 13% year-over-year, and gross profit margin was 59%.
•Net income attributable to common stockholders was $26 million, an increase of 40% year-over-year, and net income margin was 11%.
•Adjusted EBITDA was $99 million, an increase of 16% year-over-year, and adjusted EBITDA margin was 41%.
•Diluted net income per share was $0.24 and non-GAAP diluted net income per share was $0.44.
•Net cash from operating activities was $57 million at 24% margin, compared to $71 million at 35% margin in the fourth quarter of 2024.
•Adjusted free cash flow was $27 million at 11% margin, compared to $37 million at 18% margin in the fourth quarter of 2024.
•Unlevered adjusted free cash flow, was $32 million at 13% margin, compared to $32 million at 16% margin in the fourth quarter of 2024.
•Cash and cash equivalents was $254 million as of December 31, 2025.
•Remaining Performance Obligation (“RPO”)(1) was $134 million, of which, $73 million is expected to be recognized over the next 12 months. RPO was $22 million in the fourth quarter of 2024.
Fourth Quarter 2025 Operational Highlights:
•The number of $100K+ Customers(2) grew 26%, while the revenue from these customers, which now represents 28% of total revenue, grew 58% year-over-year.
•The number of $500K+ and $1M+ Customers grew 51% and 71%, while the revenue from these customers, which now represents 17% and 14% of total revenue, grew 97% and 123% year-over-year, respectively.

•Net Dollar Retention Rate (“NDR”) increased to 101% from 99% in the fourth quarter of 2024.
•Launched new core cloud and AI-native capabilities, including Remote MCP support to securely manage infrastructure through AI-enabled tools, further embedding AI-driven workflows directly into the core cloud experience.
•Expanded our AI platform with the public preview of our Agent Development Kit and the general availability of key inference infrastructure capabilities, including enhanced GPU observability, managed NFS for GPU workloads, and multi-node AMD GPU support.
Fiscal Year 2025 Financial Highlights:
•Revenue was $901 million, an increase of 15% year-over-year.
•Gross profit was $540 million, an increase of 16% year-over-year, and gross profit margin was 60% of revenue.
•Net income attributable to common stockholders was $259 million, an increase of 207% year-over-year, and net income margin was 29%.
•Adjusted EBITDA was $375 million, an increase of 14% year-over-year, and adjusted EBITDA margin was 42%.
•Diluted net income per share was $2.52 and non-GAAP diluted net income per share was $2.12. Diluted net income per share increased by $0.66 from the one-time benefit of VA release, and by $0.30 from the one-time gain on the partial extinguishment of 2026 Convertible Notes in the fiscal year 2025.
•Net cash from operating activities was $310 million as compared to $283 million in the prior year.
•Adjusted free cash flow was $168 million at 19% margin, as compared to $135 million at 17% margin in the prior year.
•Unlevered adjusted free cash flow, was $166 million at 18% margin, compared to $116 million at 15% margin in the prior year.
•Repurchased approximately $1,188 million in aggregate principal of our 2026 Convertible Notes at a $56 million discount to par.
Fiscal Year 2025 Operational Highlights:
•Repurchased 2,356,547 shares during the year; our cumulative share repurchases since IPO are $1.6 billion and 34.9 million shares through December 31, 2025.
•Revenue from $100K+ Customers(2) grew 46% and now represents 24% of total revenue.
•Revenue from $500K+ and $1M+ Customers grew 76% and 106%, and now represents 14% and 11% of total revenue, respectively.
______________
(1)Beginning in the fourth quarter of 2025, the Remaining Performance Obligation amount represents all contracts regardless of the duration of their original expected term. Previously, our Remaining Performance Obligation amount included only contracts with an original expected term of greater than one year. Prior periods have been recast to conform to the current period presentation.
(2)Beginning in the fourth quarter of 2025, we redefined our total customer count and excluded the number of users that spend less than or equal to $500 in a month, formerly known as Builders, and the number of customers using certain legacy Bare Metal CPU offerings. We also further refined our customer category naming and disaggregation. See the discussion below under the heading “Key Business Metrics” and refer to our Annual Report on Form 10-K for the year ended December 31, 2025 for further details.

Financial Outlook:
DigitalOcean is initiating guidance for the first quarter ending March 31, 2026 as follows:
•Total revenue of $249 to $250 million.
•Adjusted EBITDA margin of 36% to 37%.
•Non-GAAP diluted net income per share of $0.22 to $0.27.
•Fully diluted weighted average shares outstanding of approximately 111 to 112 million shares.
For the full year 2026, we expect:
•Total revenue of $1.075 to $1.105 billion.
•Adjusted EBITDA margin of 36% to 38%.
•Adjusted free cash flow margin in the range of 15% to 17% of revenue.
•Unlevered adjusted free cash flow margin in the range of 18% to 20% of revenue.
•Non-GAAP diluted net income per share of $0.75 to $1.00.
•Fully diluted weighted average shares outstanding of approximately 111 to 112 million shares.
A reconciliation of non-GAAP outlook measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, expenses that may be incurred in the future. For example, stock-based compensation expense-related charges are impacted by the timing of employee stock transactions, the future fair market value of our common stock, and our future hiring and retention needs, all of which are difficult to predict and subject to constant change. Accordingly, a reconciliation is not available without unreasonable effort and we are unable to assess the probable significance of the unavailable information, although it is important to note that these factors could be material to our results computed in accordance with GAAP.

The financial guidance presented in this release are estimates based on information available to management as of the date of this release. There can be no assurance that our actual results will not differ from the financial guidance presented in this release.
Conference Call Information:
DigitalOcean will host a conference call today, February 24, 2026, at 8:00 a.m. ET to review its results. The conference call and presentation can be accessed by registering for the webcast at https://events.q4inc.com/attendee/812774949. A live webcast and replay of the conference call in addition to the presentation can be accessed from the DigitalOcean investor relations website at http://investors.digitalocean.com.
About DigitalOcean
DigitalOcean is an agentic inference cloud platform that helps AI and Digital Native Businesses build, run, and scale intelligent applications with speed, simplicity, and predictable economics. The platform combines production-ready GPU infrastructure, a full-stack cloud, model-first inference workflows, and an agentic experience layer to reduce operational complexity and accelerate time to production. More than 640,000 customers trust DigitalOcean to deliver the cloud and AI infrastructure they need to build and grow. To learn more, visit www.digitalocean.com.
Forward‑Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding our expected future performance, including but not limited to statements in the section titled “Financial Outlook” and the quotations of our CEO. The forward-looking statements contained in this release and the accompanying earnings call referenced in this release are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results or outcomes to be materially different from any future results or outcomes expressed or implied by the forward-looking statements. These risks, uncertainties, assumptions, and other factors include, but are not limited to: (1) fluctuations in our financial results make it difficult to project future results; (2) our ability to sustain profitability in the future; (3) our ability to expand usage of our platform by existing customers and/or attract new customers and/or retain existing customers; (4)

the speed at which the market for our platform and solutions develops; (5) the success of the development and use of our artificial intelligence and machine learning (“AI/ML”) product offerings or use of third-party AI/ML-based tools; (6) our ability to release updates and new features to our platform and adapt and respond effectively to rapidly changing technology or customer needs; (7) our ability to control costs, including our operating expenses, and the timing of payment for expenses; (8) the amount and timing of non-cash expenses, including stock-based compensation, goodwill impairments and other non-cash charges; (9) breaches in our security measures allowing unauthorized access to our platform, our data, or our customers’ data; (10) the competitive markets in which we participate; (11) our ability to effectively integrate and retain new members of our executive leadership team and senior management; (12) the effects of acquisitions and their integration; (13) general market, political, economic, and business conditions, including changes in trade policies, such as trade wars, tariffs and other restrictions or the threat of such actions; (14) the impact of new accounting pronouncements; (15) our ability to control fraudulent registrations and usage of our platform, reduce bad debt and lessen capacity constraints on our data centers, servers and equipment; (16) our customers’ ability to have continued and unimpeded access to our platform, including as a result of evolving laws and industry standards; and (17) our plans with respect to accelerating investments in data centers and GPU capacity.

Further information on these and additional risks, uncertainties, assumptions and other factors that could cause actual results or outcomes to differ materially from those included in or contemplated by the forward-looking statements contained in this release are included under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent filings and reports we make with the SEC.
We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur. The forward-looking statements made in this release relate only to events as of the date on which the statements are made. We assume no obligation to, and do not currently intend to, update any such forward-looking statements after the date of this release.
About Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP, we provide investors with non-GAAP financial measures including: (i) adjusted EBITDA and adjusted EBITDA margin; (ii) non-GAAP net income and non-GAAP diluted net income per share; and (iii) adjusted free cash flow and adjusted free cash flow margin; (iv) unlevered adjusted free cash flow and unlevered adjusted free cash flow margin. These measures are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In particular, adjusted free cash flow and unlevered adjusted free cash flow are not substitutes for cash provided by operating activities. Additionally, the utility of adjusted free cash flow and unlevered adjusted free cash flow as measures of our financial performance and liquidity are further limited as they do not represent the total increase or decrease in our cash balance for a given period. Our calculations of each of these measures may differ from the calculations of measures with the same or similar titles by other companies and therefore comparability may be limited. Because of these limitations, when evaluating our performance, you should consider each of these non-GAAP financial measures alongside other financial performance measures, including the most directly comparable financial measure calculated in accordance with GAAP and our other GAAP results. A reconciliation of each of our non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP is set forth in the tables in the section “Reconciliation of GAAP to Non-GAAP Data.”
Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as net income attributable to common stockholders, adjusted to exclude depreciation and amortization, stock-based compensation, interest expense, acquisition related compensation, acquisition and integration related costs, income tax expense (benefit), restructuring and other charges, restructuring related charges, impairment of certain long-lived assets, interest income and other income, net, revaluation of warrants, (gain) loss on extinguishment of debt, net, release of a VAT reserve, and other charges. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. We believe that adjusted EBITDA, when taken together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, evaluating our operating performance, and for internal planning and forecasting purposes.

Our calculation of adjusted EBITDA and adjusted EBITDA margin may differ from the calculations of adjusted EBITDA and adjusted EBITDA margin by other companies and therefore comparability may be limited. Because of these limitations, when evaluating our performance, you should consider adjusted EBITDA and adjusted EBITDA margin alongside other financial performance measures, including our net income attributable to common stockholders and other GAAP results.
Non-GAAP Net Income and Non-GAAP Diluted Net Income Per Share
We define non-GAAP net income as net income attributable to common stockholders, excluding stock-based compensation, acquisition related compensation, amortization of acquired intangibles, acquisition and integration related costs, restructuring and other charges, restructuring related charges, impairment of certain long-lived assets, (gain) loss on extinguishment of debt, net, revaluation of warrants, release of a VAT reserve, and other charges. In addition to these exclusions, we subtract an assumed non-GAAP provision for income taxes to calculate non-GAAP net income that excludes the current period income tax benefit (expense). We utilize a fixed long-term projected tax rate in our computation of the non-GAAP income tax provision in order to provide better consistency across reporting periods. We define non-GAAP diluted net income per share as non-GAAP net income divided by the weighted-average diluted shares outstanding, which includes the potentially dilutive effect of our stock options, RSUs, PRSUs, and Convertible Notes.
We believe non-GAAP diluted net income per share provides our management and investors consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations, as this metric generally eliminates the effects of unusual or non-recurring items from period to period for reasons unrelated to overall operating performance.
Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin
Adjusted free cash flow is a non-GAAP financial measure that we define as net cash provided by operating activities less purchases of property and equipment, capitalized internal-use software costs, purchase of intangible assets, and excluding cash paid for restructuring and other charges, acquisition related compensation, restructuring related charges, and acquisition and integration related costs. Adjusted free cash flow margin is calculated as adjusted free cash flow divided by total revenue.
We believe that adjusted free cash flow and adjusted free cash flow margin are useful indicators of liquidity that provide information to management and investors about the amount of cash generated from our core operations that can be used for strategic initiatives, including investing in our business and selectively pursuing acquisitions and strategic investments. We further believe that historical and future trends in adjusted free cash flow and adjusted free cash flow margin, even if negative, provide useful information about the amount of net cash provided by operating activities that is available (or not available) to be used for strategic initiatives. Adjusted free cash flow and adjusted free cash flow margin exclude acquisitions of equipment under financing arrangements, finance leases, and our future contractual commitments. Additionally, adjusted free cash flow does not represent the residual cash flow available for discretionary expenses given our debt obligations and the total increase or decrease in our cash balance for a given period.
Unlevered Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow Margin
Unlevered adjusted free cash flow is a non-GAAP financial measure that we define as adjusted free cash flow excluding cash paid for interest and interest income. Unlevered adjusted free cash flow margin is calculated as unlevered adjusted free cash flow divided by total revenue.
We believe that unlevered adjusted free cash flow and unlevered adjusted free cash flow margin provide additional information to adjusted free cash flow about our liquidity and, measured over time, enable management and investors to monitor the underlying business’ growth pattern and ability to generate cash. We further believe that unlevered adjusted free cash flow is an important metric, as it provides a clear view of our cash generation before the impact of financing decisions and many investors and analysts use unlevered adjusted free cash flow as the basis of their enterprise value calculations as they assess the value of our business. Unlevered adjusted free cash flow and unlevered adjusted free cash flow margin exclude certain charges that will be settled in cash, such as interest paid to service our debt and equipment financing obligations. Additionally, unlevered adjusted free cash flow does not represent the residual cash flow available for discretionary expenses given our debt obligations and the total increase or decrease in our cash balance for a given period.

Key Business Metrics:
We utilize the key metrics set forth below to help us evaluate our business and growth, identify trends, formulate financial projections and make strategic decisions.
Customers
We calculate customer count as the average number of customers as of the last day of the month for each month in the most recent quarter. Beginning in the fourth quarter of 2025, we redefined our total customer count and excluded the number of users that spend less than or equal to $500 in a month, formerly known as Builders, and the number of customers using certain legacy Bare Metal CPU offerings. We also further refined our customer category naming and disaggregation. Customers are now classified in the following categories based on the amount of their spend in a given month and individual customers may fall within different categories within a reporting period (customer spend in a month in whole dollars):
•Digital Native Enterprise Customers: users that spend more than $500 in a month.
•$100K+ Customers: users that spend more than $8,333 in a month.
•$500K+ Customers: users that spend more than $41,667 in a month
•$1M+ Customers: users that spend more than $83,333 in a month.
AI Customers and AI Customer Revenue
We define AI Customers as customers that utilize one or more of our AI-related products or infrastructure offerings during a given month. A customer is classified as an AI Customer in any month in which they incur revenue associated with AI-specific workloads, including but not limited to GPU-based infrastructure, AI platform services, model deployment, or other AI-optimized offerings.
We define AI Customer Revenue as all revenue generated from our AI Customers during the applicable reporting period.
ARR
We calculate ARR by multiplying total revenue for the most recent quarter by four.
Net Dollar Retention Rate
We calculate net dollar retention rate monthly by starting with total revenue for our IaaS and PaaS/SaaS offerings during the corresponding month 12 months prior, or the Prior Period Revenue. We then calculate the revenue from these same customers as of the current month, or the Current Period Revenue, including any expansion and net of any contraction or attrition from these customers over the last 12 months. The calculation also includes revenue from customers that generated revenue before, but not in, the corresponding month 12 months prior, but subsequently generated revenue in the current month and are therefore reflected in the Current Period Revenue. We include this group of re-engaged customers in this calculation because some of our customers use our platform for projects that stop and start over time. We then divide the total Current Period Revenue by the total Prior Period Revenue to arrive at the net dollar retention rate for the relevant month. For a quarterly or annual period, the net dollar retention rate is determined as the average monthly net dollar retention rates over such three or 12-month period.
Other Metrics:
Remaining Performance Obligation
Remaining performance obligation (“RPO”) represents commitments in customer contracts for future services that have not yet been recognized in the condensed consolidated financial statements. RPO is not necessarily indicative of future revenue growth because it does not account for the timing of customers’ consumption or their usage beyond their contracted capacity. Additionally, RPO may increase when customers transition from usage-based to commitment-based agreements, which does not always reflect incremental revenue growth. RPO is influenced by a number of factors, including the timing and size of renewals, the timing and size of purchases of additional capacity and average contract term. Due to these factors, it is important to review RPO in conjunction with revenue and other financial metrics contained in this release and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent filings and reports we make with the SEC.

Organic ARR
We define Organic Annual Run-Rate revenue (“Organic ARR”) as ARR excluding the impacts of (i) revenue from acquisitions that closed in the prior 12 months, and (ii) incremental revenue from broad-based pricing increases that occurred on July 1, 2022 for our IaaS and PaaS/ SaaS offerings and April 1, 2023 for our Managed Hosting offerings, in each case until the beginning of the first full quarter following the one-year anniversary of the closing date of such acquisition or date pricing changes were effective.

Investor Contact
Melanie Strate
investors@digitalocean.com
Media Contact
Meghan Grady
press@digitalocean.com

DIGITALOCEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	December 31, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$254,475	$428,446
Accounts receivable, less allowance for credit losses of $6,374 and $5,940, respectively	90,908	72,486
Prepaid expenses and other current assets	81,598	40,786
Total current assets	426,981	541,718

Property and equipment, net	589,094	432,544
Restricted cash	158	1,747
Goodwill	348,674	348,674
Intangible assets, net	99,504	117,718
Operating lease right-of-use assets, net	270,854	187,877
Deferred tax assets	90,310	200
Other assets	12,130	8,537
Total assets	$1,837,705	$1,639,015

Current liabilities:
Accounts payable	$38,836	$54,565
Accrued other expenses	42,679	38,156
Deferred revenue	5,882	5,397
Debt, current	325,109	—
Operating lease liabilities, current	108,037	75,785
Finance lease liabilities and equipment financing obligations, current	31,411	3,550
Other current liabilities	67,510	43,502
Total current liabilities	619,464	220,955

Deferred tax liabilities	4,092	4,123
Debt, long-term	970,653	1,485,366
Operating lease liabilities, long-term	166,895	130,431
Finance lease liabilities and equipment financing obligations, long-term	99,103	1,095
Other non-current liabilities	6,188	—
Total liabilities	1,866,395	1,841,970

Preferred stock ($0.000025 par value per share; 10,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2025 and 2024)	—	—
Common stock ($0.000025 par value per share; 750,000,000 shares authorized; 91,947,614 and 92,234,517 issued and outstanding as of December 31, 2025 and 2024, respectively)	2	2
Additional paid-in capital	16,005	57,282
Accumulated other comprehensive loss	(960)	(1,497)
Accumulated deficit	(43,737)	(258,742)
Total stockholders’ deficit	(28,690)	(202,955)

Total liabilities and stockholders’ deficit	$1,837,705	$1,639,015

DIGITALOCEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue	$242,390	$204,925	$901,427	$780,615
Cost of revenue	100,120	78,842	361,835	314,672
Gross profit	142,270	126,083	539,592	465,943
Operating expenses:
Research and development	44,264	40,310	161,621	142,499
Sales and marketing	22,516	19,405	82,433	71,570
General and administrative	36,694	33,833	138,549	160,867
Total operating expenses	103,474	93,548	382,603	374,936

Income from operations	38,796	32,535	156,989	91,007

Other income (expense):
Interest expense	(8,451)	(2,226)	(17,940)	(9,113)
Gain on extinguishment of debt, net	—	—	48,104	—
Interest income and other income, net	2,175	(1,315)	19,509	15,805
Other (expense) income, net	(6,276)	(3,541)	49,673	6,692

Income before taxes	32,520	28,994	206,662	97,699
Income tax (expense) benefit	(6,860)	(10,728)	52,600	(13,207)
Net income attributable to common stockholders	$25,660	$18,266	$259,262	$84,492
Net income per share attributable to common stockholders
Basic	$0.28	$0.20	$2.83	$0.92
Diluted	$0.24	$0.19	$2.52	$0.89
Weighted-average shares used to compute net income per share attributable to common stockholders
Basic	91,660	92,250	91,481	91,634
Diluted	111,501	94,404	105,343	94,503

DIGITALOCEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended December 31,
	2025	2024
Operating activities
Net income attributable to common stockholders	$259,262	$84,492
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	137,449	130,052
Stock-based compensation	80,315	90,545
Provision for expected credit losses	17,985	16,446
Gain on extinguishment of debt, net	(48,104)	—
Deferred income taxes	(71,237)	2,337
Operating lease right-of-use assets and liabilities, net	(14,996)	324
Non-cash interest expense	7,418	7,987
Net accretion of discounts and amortization of premiums on investments	—	2,569
Impairment of certain long-lived assets	52	356
Other	(7,156)	4,921
Changes in operating assets and liabilities:
Accounts receivable	(36,210)	(26,746)
Prepaid expenses and other current assets	(39,256)	(12,099)
Accounts payable and accrued expenses	12,282	7,423
Deferred revenue	485	57
Other assets and liabilities	11,315	(25,939)
Net cash provided by operating activities	309,604	282,725

Investing activities
Capital expenditures - property and equipment	(129,086)	(178,167)
Capital expenditures - internal-use software	(10,765)	(8,356)
Acquisition of equipment under financing arrangements	(126,829)	—
Purchase of intangible assets	(1,835)	—
Maturities of marketable securities	—	91,675
Proceeds from sale of equipment	230	43
Net cash (used in) provided by investing activities	(268,285)	(94,805)

Financing activities
Proceeds related to issuance of common stock under equity incentive plan	4,355	13,069
Proceeds from issuance of common stock under employee stock purchase plan	4,653	4,095
Employee payroll taxes paid related to net settlement of equity awards	(29,411)	(28,347)
Proceeds from issuance of 2030 Convertible Notes, net of issuance costs	606,130	—
Purchases of capped calls related to 2030 Convertible Notes	(83,875)	—
Proceeds from 2025 Credit Facility, net of issuance costs	376,290	—
Repayments of 2026 Convertible Notes including related costs	(1,131,458)	—
Proceeds from financing arrangements	126,829	—
Principal repayments of finance leases and financing arrangements	(8,298)	(5,475)
Repurchase and retirement of common stock including related costs	(82,124)	(59,788)
Net cash used in financing activities	(216,909)	(76,446)

DIGITALOCEAN HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended December 31,
	2025	2024
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	30	(264)
(Decrease) increase in cash, cash equivalents and restricted cash	(175,560)	111,210
Cash, cash equivalents and restricted cash - beginning of period	430,193	318,983
Cash, cash equivalents and restricted cash - end of period	$254,633	$430,193

DIGITALOCEAN HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP DATA
(unaudited)
Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands)	2025	2024	2025	2024
GAAP Net income attributable to common stockholders	$25,660	$18,266	$259,262	$84,492

Adjustments:
Depreciation and amortization	40,414	29,227	137,449	130,052
Stock-based compensation(1)	20,002	22,886	80,315	90,398
Interest expense	8,451	2,226	17,940	9,113
Acquisition related compensation	—	1,222	—	12,661
Income tax expense (benefit)	6,860	10,728	(52,600)	13,207
Gain on extinguishment of debt, net	—	—	(48,104)	—
Restructuring related charges(1)(2)	—	—	—	4,025
Impairment of certain long-lived assets	52	—	52	356
Interest income and other income, net(3)	(2,175)	1,315	(19,509)	(15,805)
Adjusted EBITDA	$99,264	$85,870	$374,805	$328,499
As a percentage of revenue:
Net income margin	11%	9%	29%	11%
Adjusted EBITDA margin	41%	42%	42%	42%
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(1)For the year ended December 31, 2024, non-GAAP stock-based compensation excludes $0.1 million as it is presented in restructuring related charges.
(2)For the year ended December 31, 2024, primarily consists of executive reorganization charges.
(3)For the year ended December 31, 2025, primarily consists of interest income from our cash and cash equivalents. For the year ended December 31, 2024, primarily consists of interest and accretion income from our cash and cash equivalents and marketable securities.

Non-GAAP Net Income and Non-GAAP Diluted Net Income Per Share

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except per share amounts)	2025	2024	2025	2024
GAAP Net income attributable to common stockholders	$25,660	$18,266	$259,262	$84,492
Stock-based compensation(1)	20,002	22,886	80,315	90,398
Acquisition related compensation	—	1,222	—	12,661
Amortization of acquired intangible assets	4,915	5,385	20,057	22,426
Gain on extinguishment of debt, net	—	—	(48,104)	—
Restructuring related charges(1)(2)	—	—	—	4,025
Impairment of certain long-lived assets	52	—	52	356
Non-GAAP income tax adjustment(3)	(2,339)	1,371	(94,038)	(23,202)
Non-GAAP Net income	$48,290	$49,130	$217,544	$191,156

Non-cash charges related to convertible notes(4)	$1,186	$1,592	$5,697	$6,357
Non-GAAP Net income used to compute net income per share, diluted	$49,476	$50,722	$223,241	$197,513

GAAP Net income per share attributable to common stockholders, diluted	$0.24	$0.19	$2.52	$0.89
Stock-based compensation(1)	0.18	0.22	0.76	0.88
Acquisition related compensation	—	0.01	—	0.12
Amortization of acquired intangible assets	0.04	0.05	0.19	0.22
Gain on extinguishment of debt, net(5)	—	—	(0.46)	—
Restructuring related charges(1)(2)	—	—	—	0.04
Impairment of certain long-lived assets	—	—	—	—
Non-cash charges related to convertible notes(4)	0.01	0.02	0.05	0.06
Non-GAAP income tax adjustment(3)	(0.03)	—	(0.94)	(0.30)
Non-GAAP Net income per share, diluted(6)	$0.44	$0.49	$2.12	$1.92

GAAP Weighted-average shares used to compute net income per share, diluted	111,501	94,404	105,343	94,503
Weighted-average dilutive effect of potentially dilutive securities	—	8,403	—	8,403
Non-GAAP Weighted-average shares used to compute net income per share, diluted	111,501	102,807	105,343	102,906
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(1)For the year ended December 31, 2024, non-GAAP stock-based compensation excludes $0.1 million as it is presented in restructuring related charges.
(2)For the year ended December 31, 2024, primarily consists of executive reorganization charges.
(3)For the periods in fiscal year 2025 and 2024, we used a tax rate of 16%, which we believe is a reasonable estimate of our long-term effective tax rate applicable to non-GAAP pre-tax income for each respective year.
(4)Consists of non-cash interest expense for amortization of debt issuance costs related to the 2026 and 2030 Convertible Notes.
(5)For the year ended December 31, 2025, excludes tax impact which is presented in Non-GAAP income tax adjustment.
(6)May not foot due to rounding.

Adjusted Free Cash Flow, Unlevered Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin and Unlevered Adjusted Free Cash Flow Margin

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands)	2025	2024	2025	2024
GAAP Net cash provided by operating activities	$57,280	$71,339	$309,604	$282,725
Adjustments:
Capital expenditures - property and equipment	(26,155)	(45,280)	(129,086)	(178,167)
Capital expenditures - internal-use software development	(4,224)	(1,864)	(10,765)	(8,356)
Purchase of intangible assets	—	—	(1,835)	—
Restructuring and other charges	—	—	64	60
Restructuring related charges(1)	—	129	—	5,049
Acquisition related compensation	—	12,386	—	33,099
Acquisition and integration related costs	—	—	—	302
Adjusted free cash flow	$26,901	$36,710	$167,982	$134,712
Plus: Cash paid for interest	6,965	224	9,688	1,048
Less: Interest income	(1,821)	(4,482)	(11,310)	(19,875)
Unlevered adjusted free cash flow	$32,045	$32,452	$166,360	$115,885
As a percentage of revenue:
GAAP Net cash provided by operating activities	24%	35%	34%	36%
Adjusted free cash flow margin	11%	18%	19%	17%
Unlevered adjusted free cash flow margin	13%	16%	18%	15%
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(1)For the year ended December 31, 2024, primarily consists of executive reorganization charges.